Exhibit 99.1

IPG PHOTONICS ANNOUNCES RECORD THIRD QUARTER 2017 FINANCIAL RESULTS
Revenue and Earnings per Diluted Share Increase 48% and 64%, Respectively
OXFORD, Mass. – October 31, 2017 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2017.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2017	2016	% Change	2017	2016	% Change
Revenue	$392.6	$266.0	48%	$1,047.8	$726.1	44%
Gross margin	57.2%	54.4%		56.1%	54.7%
Operating income	$160.2	$94.1	70%	$402.8	$259.1	55%
Operating margin	40.8%	35.4%		38.4%	35.7%
Net income attributable to IPG Photonics Corporation	$115.6	$69.2	67%	$294.7	$185.6	59%
Earnings per diluted share	$2.11	$1.29	64%	$5.40	$3.45	57%
Management Comments
"IPG delivered another record quarter, driven by the secular shift to high-power products and accelerating adoption of our technology across our largest applications and geographies. We believe IPG Photonics' strong performance this quarter and through the first nine months of 2017 is a direct result of the superior performance, flexibility, productivity, and return on investment of our solutions. In addition, our vertically-integrated business model enables us to more rapidly scale production, reduce costs and deliver innovation than the competition," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer.
Third quarter revenue of $392.6 million increased 48% year over year, and earnings per diluted share ("EPS") of $2.11 increased 64% year over year. Materials processing sales increased 52% year-over-year in the third quarter and accounted for approximately 95% of total sales driven by strength in cutting, welding, and 3D printing applications. Sales to other markets decreased 9% year-over-year. High-power laser sales increased 60% year over year from rapid growth in cutting and welding applications while sales of QCW lasers increased 104% year over year driven by growth in consumer electronics production. By region, sales increased more than 70% in China and 50% in Europe, partially offset by a 10% decline in Japan.
During the third quarter, IPG generated $163.7 million in cash from operations and used $55.6 million to finance capital expenditures. IPG ended the quarter with $1.05 billion in cash and cash equivalents and short-term investments, representing an increase of $215.3 million from December 31, 2016.
Business Outlook and Financial Guidance
"Based on our third quarter outperformance and current backlog, we are now targeting approximately 37% to 39% revenue growth for the full year, up from 32% to 34% previously. This would represent our strongest annual revenue growth in six years, and is a testament to our leadership in providing cost-effective high-power laser solutions to our customers. For the fourth quarter, we expect revenue growth in the range of 18% to 27% year over year or $330 million to $355 million. Our revenue outlook reflects the expected slowdown in spending related to the consumer electronics investment cycle and typical seasonality in China," said Dr. Gapontsev.
For the fourth quarter of 2017, IPG Photonics anticipates earnings per diluted share in the range of $1.55 to $1.80 based on 54,698,000 diluted common shares, which includes 53,440,000 basic common shares outstanding and 1,258,000 potentially dilutive options at September 30, 2017.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.85, Russian Ruble 58, Japanese Yen 113 and Chinese Yuan 6.64, respectively.

Supplemental Financial Information
Additional supplemental financial information is provided in the Third Quarter 2017 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, October 31, 2017 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, targeted growth for the full year, revenue and earnings guidance for the fourth quarter, the consumer electronics investment cycle and seasonality in China. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 27, 2017) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)
NET SALES	$392,615	$266,017	$1,047,834	$726,052
COST OF SALES	168,060	121,226	459,716	329,147
GROSS PROFIT	224,555	144,791	588,118	396,905
OPERATING EXPENSES:
Sales and marketing	13,384	10,460	36,347	28,183
Research and development	25,541	20,543	74,281	56,444
General and administrative	21,491	16,797	59,092	46,849
Loss on foreign exchange	3,917	2,905	15,553	6,316
Total operating expenses	64,333	50,705	185,273	137,792
OPERATING INCOME	160,222	94,086	402,845	259,113
OTHER INCOME (EXPENSE), Net:
Interest (expense) income, net	(125)	373	651	835
Other income (expense), net	459	194	(47)	342
Total other income (expense)	334	567	604	1,177
INCOME BEFORE PROVISION FOR INCOME TAXES	160,556	94,653	403,449	260,290
PROVISION FOR INCOME TAXES	(44,959)	(25,426)	(108,817)	(74,703)
NET INCOME	115,597	69,227	294,632	185,587
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(8)	(26)	(33)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$115,597	$69,235	$294,658	$185,620
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$2.16	$1.30	$5.51	$3.50
Diluted	$2.11	$1.29	$5.40	$3.45
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,440	53,071	53,453	53,039
Diluted	54,698	53,761	54,570	53,752

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Cost of sales	$1,467	$1,615	$4,320	$4,579
Sales and marketing	536	385	1,504	1,297
Research and development	1,278	1,268	3,715	3,581
General and administrative	2,649	2,395	7,450	6,642
Total stock-based compensation	5,930	5,663	16,989	16,099
Tax benefit recognized	(1,900)	(1,817)	(5,473)	(5,166)
Net stock-based compensation	$4,030	$3,846	$11,516	$10,933

(In thousands, except share and per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Excess tax benefit on exercise of stock options included in net income	$3,361	N/A	$10,885	N/A
Increase in weighted-average diluted shares outstanding	317,835	N/A	256,938	N/A

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
Step-up of inventory (1)
Cost of sales	$1,571	$1,012	$1,581	$1,385
Amortization of intangible assets
Cost of sales	$1,002	$931	$2,339	$1,978
Sales and marketing	563	161	1,139	238
Research and development	160	160	480	480
Impairment charge related to long-lived asset
General and administrative	—	—	162	—
Total acquisition related costs and other charges	$3,296	$2,264	$5,701	$4,081

(1) 2016 amount relates to Menara while 2017 relates to OptiGrate and ILT step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$880,267	$623,855
Short-term investments	165,655	206,779
Accounts receivable, net	226,756	155,901
Inventories	282,495	239,010
Prepaid income taxes	40,639	34,128
Prepaid expenses and other current assets	46,727	41,289
Total current assets	1,642,539	1,300,962
DEFERRED INCOME TAXES, NET	40,547	42,442
GOODWILL	51,143	19,828
INTANGIBLE ASSETS, NET	49,669	28,789
PROPERTY, PLANT AND EQUIPMENT, NET	441,494	379,375
OTHER ASSETS	20,673	18,603
TOTAL	$2,246,065	$1,789,999
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,576	$3,188
Accounts payable	34,271	28,048
Accrued expenses and other liabilities	134,284	102,485
Income taxes payable	10,060	24,554
Total current liabilities	182,191	158,275
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	58,479	36,365
LONG-TERM DEBT, NET OF CURRENT PORTION	46,296	37,635
Total liabilities	286,966	232,275
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 53,918,008 and 53,599,374 shares issued and outstanding, respectively, at September 30, 2017; 53,354,579 and 53,251,805 shares issued and outstanding, respectively, at December 31, 2016	5	5
Treasury stock, at cost (318,634 and 102,774 shares held)	(35,857)	(8,946)
Additional paid-in capital	693,337	650,974
Retained earnings	1,390,911	1,094,108
Accumulated other comprehensive loss	(89,297)	(178,583)
Total IPG Photonics Corporation stockholders' equity	1,959,099	1,557,558
NONCONTROLLING INTERESTS	—	166
Total equity	$1,959,099	$1,557,724
TOTAL	$2,246,065	$1,789,999

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$294,632	$185,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,416	37,646
Provisions for inventory, warranty & bad debt	34,690	33,506
Other	40,419	10,282
Changes in assets and liabilities that used cash:
Accounts receivable/payable	(52,993)	(20,669)
Inventories	(39,697)	(42,814)
Other	(26,617)	(7,693)
Net cash provided by operating activities	296,850	195,845
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(99,221)	(100,047)
Proceeds from sales of property, plant and equipment	15,437	220
Purchases of short-term investments	(146,585)	(179,374)
Proceeds from sales of short-term investments	188,143	158,808
Acquisitions of businesses, net of cash acquired	(50,594)	(46,527)
Other	(496)	16
Net cash provided used in investing activities	(93,316)	(166,904)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of noncontrolling interests	(197)	(950)
Proceeds on long-term borrowings	28,000	23,750
Principal payments on long-term borrowings	(18,951)	(1,797)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	23,296	9,186
Purchase of Treasury Stock, at cost	(26,911)	(3,483)
Net cash provided by financing activities	5,237	26,706
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	47,641	7,379
NET INCREASE IN CASH AND CASH EQUIVALENTS	256,412	63,026
CASH AND CASH EQUIVALENTS — Beginning of period	623,855	582,532
CASH AND CASH EQUIVALENTS — End of period	$880,267	$645,558
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,965	$623
Cash paid for income taxes	$118,660	$95,539